INTERIM MANAGEMENT CONTRACT

                                     BETWEEN

                               RYDEX SERIES FUNDS

                                       AND

                              PADCO ADVISORS, INC.

      This Management Contract (the "Contract"), dated as of the 12th day of December, 2003, is entered into by and between Rydex Series Funds (the "Trust") and PADCO Advisors, Inc. (the "Manager").

      A. The Trust has engaged Rydex Fund Services, Inc. (the "Administrator") to render or make available to the Trust, at the Trust's expense, all services needed for management and operation of the Trust except for the management of the Trust's investment portfolios (hereinafter referred to individually as the "Fund" and collectively as the "Funds" as appropriate).

      B. The Trust wishes to engage the Manager, and the Manager wishes to be engaged, to manage the Funds' investment portfolios.

WITNESSETH:

      That in consideration of the mutual covenants hereinafter contained, it is agreed as follows:

      1. The Trust hereby employs the Manager to manage the investment and reinvestment of the assets of the Funds comprising the Trust in accordance with the investment objectives and policies as set forth in the Trusts' registration statement filed pursuant to the Investment Company Act of 1940 and the Securities Act of 1933 (the "Registration Statement") and subject to the direction and control of the officers and Board of Trustees of the Trust, for the period and on the terms set forth in this Contract. The Manager hereby accepts such employment and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.

      2. The Manager assumes and shall pay all expenses in connection with the management of the investment and reinvestment of the portfolio assets of the Fund, except that the Fund assumes and shall pay all broker's commissions and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party.

      3. In connection with the investment and reinvestment of the assets of the Fund, the Manager is authorized on behalf of the Fund, to place orders for the execution of the Fund's


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

portfolio transactions in accordance with the applicable policies of the Fund as set forth in the Trust's Registration Statement, as such Registration Statement may be amended from time to time. The Manager shall place orders for the purchase or sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing the Fund's securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that the Fund's total cost or proceeds in each transaction will be the most favorable under all circumstances. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party.

      It is understood that it is desirable for the Fund that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Fund than might result from the allocation of brokerage to other brokers on the basis seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Fund may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood by both parties that the Manager may select broker-dealers for their execution of the Fund's portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis also may be useful to the Manager in connection with its services to other clients.

      On occasions when the Manager deems the purchase or sale of a security to be in the best interests of the Fund, as well as of other clients, the Manager to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price of lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

      4. In exchange for the rendering of advice and services pursuant hereto, the Trust shall pay the Advisor, and the Advisor shall accept as full compensation for the services to be rendered and as full reimbursement for all the charges and expenses to be assumed and paid by the Advisor as provided in
Section 2, a fee at an annual rate applied to the daily net assets of a Fund in accordance with Schedule A of this Agreement.

The fee will be paid monthly not later than the fifth (5th) business day of the month following the month for which services have been provided. In the event of termination of this Contract, the fee shall be computed on the basis of the period ending on the last business day on which this Contract is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month, and such fee shall be payable on the date of termination of this Contract with respect to such Fund. For purposes of calculating the Manager's fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in such Fund's current Prospectus and Statement of Additional Information.

      5. Subject to and in accordance with the Bylaws and Declaration of Trust of the Trust and the Bylaws and Articles of Incorporation of the Manager respectively, and the Investment Company Act of 1940, trustees, officers, agents and shareholders of the Fund are or may be interested in the Manager or its affiliates (or any successor thereof) as shareholders or officers, directors, agents, or otherwise, and directors, officers, agents or shareholders of the Manager or its affiliates are or may be interested in the Fund as trustees, officers, agents, shareholders or otherwise, and the Manager or its affiliates may be interested in the Fund and such relationships shall be governed by said governing instruments and the applicable provisions of the Investment Company Act of 1940. The Manager shall notify the Trust of any change in ownership or control of PADCO Advisors, Inc. that causes an "assignment" of this Contract (as the term "assignment" is defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder) within a reasonable time after such change.

      6. During the term of this Contract, the Trust agrees: (A) to provide the Manager with copies of all prospectuses, statements of additional information, proxy statements, registration statements, reports to shareholders, sales literature, and other material prepared for distribution to shareholders of the Trust or the public that refer in any way to the Manager not later than the date such material is first distributed to the public, or sooner if practicable, and the Trust shall not use such material, or shall discontinue use of such material, if the Manager reasonably objects in writing within five (5) business days (or within such other time as may be mutually agreed) after the Manager's receipt thereof; (B) to provide the Manager with true and correct copies of each amendment or supplement to the Trust's Registration Statement (including any prospectus and statement of additional information included therein), Bylaws and Declaration of Trust not later than sooner if practicable; and (C) to provide the Manager with (i) written notice of any resolutions, policies, restrictions or procedures adopted by the Trust's Board of Trustees which affect the Manager's investment management responsibilities hereunder, and (ii) a list of every natural person or entity deemed by the Trust to be an "affiliated person or promoter of or principal underwriter for the Trust or an affiliated person of such person," as such terms are defined or used in Sections 2(a)(3), 2(a)(29), 2(a)(30) and 17 of the Investment Company Act of 1940, and the Trust shall promptly notify the Manager of any additions or deletions to such list.

      7. This Contract shall become effective with respect to each Fund on the date first above written, and continue in effect for a period no greater than 150 days from December 11, 2003. This Contract may be terminated on ten (10) days prior written notice to the Advisor with respect to any or all Funds without penalty either by vote of the Trustees or by vote of a majority of the outstanding voting securities of the Fund(s). This Contract shall automatically terminate in the event of its assignment (within the meaning of the 1940 Act). This Contract may be terminated by the Advisor on ten (10) days prior written notice to the Trust. Any notice under this Contract shall be given as provided in Section 11 below. As used in this Contract, the terms

"interested persons" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

      8. The services of the Manager to the Trust hereunder are not to be deemed exclusive, and the Manager and each of its affiliates shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Manager shall for purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      9. No provisions of this Contract shall be deemed to protect the Manager against any liability to the Trust or its shareholders to which it otherwise would be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this contract. Nor shall any provisions hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, the Manager shall not be subject to liability to the Trust, the Fund or to any shareholder of the Fund for any act or omission in the course of or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other property by the Fund. The Manager shall not be required to do or refrain from doing or concur in anything which (by act or omission to act) may impose any liability on it. Any person, even though also an officer, director, partner, employee or agent of the Manager, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust to be rendering such services to or acting solely for the Trust and not as the Manager's officer, director, partner, employee or agent or as one under the Manager's control or direction even though paid by the Manager. The Manager shall not be required to take any legal action on behalf of the Trust unless fully indemnified to the Manager's reasonable satisfaction for all costs and liabilities likely to be incurred or suffered by it. If the Trust requires the Manager to take any action which in the Manager's opinion may make the Manager liable for payment of monies or liable in any other way, the Manager shall be and kept indemnified in any reasonable amount and form satisfactory to it as a prerequisite to taking such action. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.

      10. The Trust represents and warrants that it is duly registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end management investment company, and that all required action has been taken by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940 to permit the public offering of, and to consummate the sale of, the shares of beneficial interest in the Trust pursuant to its current prospectus.

      11. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by prepaid, first-class letter posted to the following addresses, or to such other address as shall be designated in a notice given in accordance with this section, and such notice shall be deemed to have been given at the time of delivery of, if sent by post, five (5) week days after posting by airmail.

      If to the Trust:      Rydex Series Funds
                            9601 Blackwell Road
                            Suite 500
                            Rockville, MD 20850

                            ATTENTION: President

      If to the Advisor:    PADCO Advisors, Inc.
                            9601 Blackwell Road
                            Suite 500
                            Rockville, MD 20850

                            ATTENTION: President

      12. This Contract shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts between Maryland residents to be entered into and performed entirely within the State of Maryland.

      IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed on the date first above written.

WITNESS:  RYDEX SERIES FUNDS

          /s/ Carl G. Verboncoeur
          ------------------------------
          By: President

WITNESS:  PADCO ADVISORS, INC.

          /s/ Carl G. Verboncoeur
          ------------------------------
          By: President


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

                                   SCHEDULE A
                                     TO THE
                           INTERIM MANAGEMENT CONTRACT
                         DATED DECEMBER 12, 2003 BETWEEN
                               RYDEX SERIES FUNDS
                                       AND
                              PADCO ADVISORS, INC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                 RATE      FUND                        RATE
----                                 ----      ----                        ----

Nova* ............................   0.75%     Banking ..................  0.85%
Nova Master ......................   0.75%     Basic Materials ..........  0.85%
Ursa*.............................   0.90%     Biotechnology ............  0.85%
Ursa Master ......................   0.90%     Consumer Products ........  0.85%
OTC* .............................   0.75%     Electronics ..............  0.85%
OTC Master .......................   0.75%     Energy ...................  0.85%
Arktos* ..........................   0.90%     Energy Services ..........  0.85%
Arktos Master ....................   0.90%     Financial Services .......  0.85%
Medius* ..........................   0.90%     Health Care ..............  0.85%
Medius Master ....................   0.90%     Internet .................  0.85%
Mekros ...........................   0.90%     Leisure ..................  0.85%
U.S. Government Bond .............   0.50%     Precious Metals ..........  0.75%
Juno* ............................   0.90%     Real Estate ..............  0.85%
Juno Master ......................   0.90%     Retailing ................  0.85%
Large-Cap Value ..................   0.75%     Technology ...............  0.85%
Large-Cap Growth .................   0.75%     Telecommunications .......  0.85%
Mid-Cap Value ....................   0.75%     Transportation ...........  0.85%
Mid-Cap Growth ...................   0.75%     Utilities* ...............  0.85%
Inverse Mid-Cap...................   0.90%     Utilities Master..........  0.85%
Small-Cap Value...................   0.75%
Small-Cap Growth..................   0.75%     Sector Rotation ..........  0.90%
Inverse Small-Cap ................   0.90%     Core Equity** ............  0.70%

FUND                                 RATE      FUND                        RATE
----                                 ----      ----                        ----

Large-Cap Europe .................   0.90%
Large-Cap Japan ..................   0.90%

U.S. Government Money Market......   0.50%

* The fee will be reduced to 0.00% for any period during which the Fund invests through a master-feeder structure.

** The management fee with respect to the Core Equity Fund (the "Fund") is comprised of a basic fee (the "Basic Fee") at the annual rate of 0.70% of the Fund's average daily net assets and a performance adjustment (the "Performance Adjustment") as discussed below.

      A. CALCULATING THE PERFORMANCE ADJUSTMENT. The performance adjustment shall be calculated monthly by:

            (i) Determining the difference in performance (the "Performance Difference") between the Fund and the Russell 3000 Index (the "Index"), as described in paragraph C;

            (ii) Using the Performance Difference calculated under paragraph B(ii) to determine the performance adjustment ( the "Performance Adjustment"), as illustrated in paragraph D; and

            (iii) Adding the Performance Adjustment to the Basic Fee to
                  determine the management fee for the applicable month.

      B. COMPUTING THE PERFORMANCE DIFFERENCE. The Performance Difference is calculated monthly, and is determined by measuring the percentage difference between the performance of one H-Class Share of the Fund and the performance of the Index over the most recent 12-month period. The performance of one H-Class Share of the Fund shall be measured by computing the percentage difference, carried to five decimal places, between the net asset value as of the last business day of the period selected for comparison and the net asset value of such share as of the last business day of the prior period, adjusted for dividends or capital gain distributions treated as reinvested immediately. The performance of the Index will be established by measuring the percentage difference, carried to five decimal places, between the beginning and ending values of the Index for the comparison period, with dividends or capital gain distributions on the securities that comprise the Index being treated as reinvested immediately.

      C. DETERMINING THE PERFORMANCE ADJUSTMENT. For every 0.0375% in Performance Difference, the Adviser's fee will be adjusted upwards or downwards by 0.01%. The maximum adjustment rate is 0.20% per year, resulting in a minimum possible annual fee of 0.50% and a maximum possible annual fee of 0.90%.

      D. PERFORMANCE ADJUSTMENT EXAMPLE. The following example illustrates the application of the Performance Adjustment:

   For the  rolling 12-month          Fund's investment              Index's              Fund's performance
   performance period                    performance           cumulative change        relative to the Index
   ------------------                    -----------           -----------------        ---------------------
   January 1                                $50.00                   100.00
   December 31                              $55.25                   110.20
   Absolute change                        + $ 5.25                 +$ 10.20
   Actual change                          +  10.50%                +  10.20%                      +0.30%

Based on these assumptions, the Fund calculates the Adviser's management fee rate for the month-ended December 31 as follows:

o The portion of the annual basic fee rate of 0.70% applicable to that month is multiplied by the Fund's average daily net assets for the month. This results in the dollar amount of the basic fee.

o The +0.30% difference between the performance of the Fund and the record of the Index is divided by 3.75, producing a rate of 0.08%.

o The 0.08% rate (adjusted for the number of days in the month) is multiplied by the Fund's average daily net assets for the performance period. This results in the dollar amount of the performance adjustment.

o The dollar amount of the performance adjustment is added to the dollar amount of the basic fee, producing the adjusted management fee.

PERFORMANCE PERIODS. For the period from July 1, 2003 through May 31, 2004, the Adviser will be paid at the Base Rate, without regard to any Performance Adjustment. For the month ending June 30, 2004, the Adviser will begin applying the Performance Adjustment as described herein, based upon the performance of the Fund relative to the performance of the Index during the 12-month period from July 1, 2003 through June 30, 2004. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance incentive adjustment is being computed.

CHANGES TO THE "INDEX" OR THE "CLASS". The Trustees have initially designated the Russell 3000 Index and the H-Class Shares as the index and class to be used for purposes of determining the Performance Adjustment (referred to herein as the "Index" and the "Class," respectively). From time to time, to the extent permitted by the 1940 Act, the Trustees may, by a vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Fund; and/or (ii) that a different class of shares of the Trust representing interests in the Fund other than the Class is most appropriate for use in calculating the Performance Adjustment. After ten days' written notice to the Adviser, a different index (the "Successor Index") may be substituted for the Index in prospectively calculating the Performance Adjustment, and/or a different class of shares (the "Successor Class") may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to the Index. The use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the Class of shares previously designated.